UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CĪON INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CION INVESTMENTS

Dear Registered Representative,

We are pleased to again inform you that we are preparing CION Investment Corporation (CIC) for a potential Listing of its shares of common stock on a national securities exchange within the next 6 to 12 months, subject to market conditions and other factors. To facilitate a Listing, CIC is seeking approval from its shareholders to, among other things, amend its charter and amend its investment advisory agreement with CION Investment Management, LLC, its investment adviser.

The below is a brief summary of the agenda items CIC is requesting that shareholders approve. It is the belief of management and the board of directors that approval of these proposals will allow CIC to conform with certain provisions of other listed BDCs and perhaps result in a more successful Listing. Again, this is a brief summary only and complete details of all proposals should be carefully reviewed in the proxy materials located at the below hyperlinks.

- Elect two directors of CIC.

- Approve five proposals that will collectively (i) amend and restate CIC's charter to conform more closely certain provisions in CIC's charter to provisions in the charters of other Listed BDCs and (ii) provide for a share transfer lockup upon Listing generally consistent with that implemented by other Listed BDCs.

- Approve an amended investment advisory agreement to (i) reduce the annual base management fees payable by CIC, (ii) amend the structure of the subordinated incentive fee on income payable by CIC and reduce the hurdle and incentive fee rates, and (iii) reduce the incentive fee on capital gains payable by CIC. The amendments to the fees pursuant to this proposal is contingent upon the occurrence of a Listing and, if such a Listing does not occur, such fee amendments will not be implemented.

- Approve flexibility for CIC, with board approval, to offer to sell Shares at a price below net asset value during the next 12 months following shareholder approval, subject to certain limitations described in the proxy statement.

Please encourage your clients to vote to approve CIC's proposals outlined in the proxy materials **enclosed**. Your clients will soon receive these proxy materials along with CIC's **2020 annual report** by mail or e-mail.

If sufficient votes are not cast in advance of the meeting, it may be necessary to adjourn and reschedule the meeting, incurring additional costs and delaying the Listing process. Below are details on how your clients can vote their shares.

If you have any questions or need assistance, please call 1-800-435-5697.

Thank you for your continued support and help with this exciting and critical milestone in the life of the fund.

Best regards,

**Mark Gatto and Michael A. Reisner**
Co-Chairmen and Co-CEOs

## FOUR WAYS YOUR CLIENTS CAN VOTE

**CLIENT PROXY QUESTIONS?**
**They can call:**
**1-866-614-2217**

### ONLINE

WWW.PROXYVOTE.COM
Clients should please have their proxy card in hand when accessing the website. There are easy-to-follow directions to help them complete the electronic voting instruction form.

### PHONE

WITHOUT A PROXY CARD
Clients can call: 1-866-614-2217 Monday to Friday, 9:00 a.m. to 9:00 p.m. ET to speak with a proxy specialist.
WITH A PROXY CARD
Clients can call 1-800-690-6903 with a touch-tone phone to vote using an automated system.

### QR CODE

WITH A SMARTPHONE
Clients can vote by scanning the Quick Response Code or "QR Code" on the Proxy Card/VIF enclosed.

### MAIL

VOTE PROCESSING
Clients can mark, sign and date their ballot and return it in the postage-paid envelope provided.